UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2009

PHYSICIANS FORMULA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33142 (Commission File Number)	23-0340099 (IRS Employer Identification No.)

1055 West 8th Street
Azusa, California 91702
(Address of principal executive offices, including Zip Code)

(626) 334-3395
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

    Physicians Formula, Inc. (“Physicians”), a wholly-owned subsidiary of Physicians Formula Holdings, Inc. (the “Company”), entered into the Fourth Amendment to Credit Agreement, dated as of March 30, 2009 (the “Fourth Amendment”), which amends that certain Credit Agreement, dated as of November 14, 2006, as amended on July 8, 2008, September 9, 2008 and December 5, 2008 (the “Credit Agreement”), by and among Physicians, the several banks and other lenders from time to time parties thereto and Union Bank, N.A. (formerly known as Union Bank of California, N.A.), as administrative agent and a lender (the “agent” or “lender”).

    The Fourth Amendment, among other things, eliminated the minimum fixed charge coverage ratio and the maximum total leverage ratio covenant and replaced them with a minimum interest coverage ratio and a minimum EBITDA covenant and amended the minimum tangible net worth covenant, to give the Company relief under the Credit Agreement’s financial covenants in 2009.  In addition, the Fourth Amendment converted the entire facility, which previously consisted of an amortizing term loan and a revolving credit facility, into an asset-based revolving credit facility, and the outstanding term loan was replaced with borrowings under the revolving credit facility.  Availability under the revolving credit facility is now subject to the borrowing base formula described below.  The Fourth Amendment made certain other changes to the Credit Agreement, including a reduction in overall availability under the Credit Agreement, an increase in the applicable margin on interest rates for borrowings and a shortening of the term of the Credit Agreement to March 31, 2010.

    Pursuant to the Fourth Amendment, the maximum amount available for borrowing under the revolving credit facility is equal to the lesser of (i) $27.5 million and (ii) the sum of (a) up to 65% of the book value of the Company’s eligible accounts receivable, (b) the lesser of (1) up to 25% of the Company’s eligible inventory (with a permanent reduction to 15% of eligible inventory after June 30, 2009) and (2) $8.0 million (with a permanent reduction to $5.0 million after June 30, 2009), (c) the balance of certain of Physicians’ foreign currency accounts denominated in Canadian dollars (the “Canadian Pledged Accounts”), and (d) the orderly liquidation value of eligible equipment not to exceed $1.0 million, all as determined in accordance with the Fourth Amendment.  On June 30, 2009, the maximum availability for borrowing under the revolving credit facility will be permanently reduced to $25.0 million.  The revolving credit facility will mature on March 31, 2010.  In addition, the Fourth Amendment increased the applicable interest rate to a percentage equal to the lender’s reference rate plus 3.50% (with a reduction to 3.00% after June 30, 2009), eliminated the option to elect an interest rate based on LIBOR and increased the commitment fee on unused commitments to 0.50%.

    All revenue received by Physicians and its subsidiaries in Canadian dollars is required to be deposited into the Canadian Pledged Accounts, which are pledged to the agent to secure borrowings under the revolving credit facility.  Physicians may use the balance in the Canadian Pledged Accounts to repay borrowings under the revolving credit facility, or, if the Company demonstrates availability under the borrowing base of at least $1.5 million and other conditions are met, Physicians may make monthly transfers from the Canadian Pledged Account to a Canadian disbursement account in an amount that will not cause the balance of the Canadian disbursement account to exceed CDN $500,000, and, if other conditions are met, Physicians may use the Canadian disbursement account to pay amounts due to its Canadian vendors in the ordinary course of business.

    The Fourth Amendment changed certain restrictive covenants in the Credit Agreement, including a reduction in permitted capital expenditures to not more than $2.0 million per year and a general prohibition on the ability of Physicians to pay dividends to the Company, subject to a limited exception for certain expenses of the Company.  Pursuant to the Fourth Amendment, Physicians is no longer permitted to purchase shares of the Company’s common stock or to make cash distributions to the Company to allow it to repurchase shares of the Company’s common stock.

    In connection with the Fourth Amendment, the Company paid the lender a fee of $75,000 and expects to pay expenses of approximately $100,000.

    The foregoing description of the material terms of the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Fourth Amendment which is attached as Exhibit 10.1 to this Current Report on Form 8-K, the Credit Agreement attached as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on December 21, 2006, the First Amendment to Credit Agreement attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 11, 2008, the Second Amendment to Credit Agreement attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K on September 12, 2008 and the Third Amendment to Credit Agreement attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K on December 9, 2008, each of which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

 (d) Exhibits

Exhibit No.	Description
10.1
Fourth Amendment to Credit Agreement, dated March 30, 2009, by and among Physicians Formula, Inc., the several banks and other lenders from time to time parties to the Credit Agreement and Union Bank, N.A., as administrative agent.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHYSICIANS FORMULA HOLDINGS, INC.
/s/ Joseph J. Jaeger
Date: March 31, 2009	Name:	Joseph J. Jaeger
	Title:	Chief Financial Officer